EXHIBIT 10.16

Pirelli & C Ambiente S.r.l.

Strictly private and confidential

CDTi

Milan, 21 November 2013

Re: Eco Emission Enterprise srl Liquidation

Dear Sirs,

In consideration of the  results so far achieved by our Joint Venture - Eco Emission Enterprise  (the Company, or EEE), the trend of different markets of our products and the impossibility to enlarge the Joint Venture with the industrial activities, the Shareholders (Pirelli & C Eco Technology SpA now Pirelli & C Ambiente Srl (“Pirelli”) and CDTi Inc., together “the Parties”) have decided to wind up the Joint Venture, E En E, and the purpose of this document is to define steps and conditions of the liquidation.

1.                  OPERATIVE STEPS

In terms of trading goods the Company shall stop receiving and issuing orders within the end of day 23rd of November 2013; goods shipped in the week of 25th November shall be still invoiced by EEE.

Orders received before 23rd November related to goods not shipped by the 30th November shall be transferred to the respective EEEs’ suppliers of such products (i.e. Pirelli Eco Technology RO and to CDTi Sweden, the “Suppliers”).The notice to customers (whose text is enclosed hereto as Annex 1) shall be sent out within the 22 November with indication of the Suppliers references and bank details and that any warranty claim relating to products sold by EEE shall be assumed directly from them.

The Parties shall guarantee that EEE remains entitled for commissions regarding sales directly made by the Parties outside EEE but for products traded by EEE for the period up to 30th November 2013 with the same methodology and percentages applied already in the past. The invoices for the commissions shall be dated 30th November and delivered by 2nd December.

Within the week of 2nd December, the Company will prepare a balance statement of payables and receivable outstanding for traded goods and will sell at face value all the outstanding receivables pro soluto to Pirelli Eco Technology RO and to CDTi Sweden (the Purchasers) (the assignment agreement is enclosed hereto as Annex 2) in respect of their respective products sold to EEE. The amounts due to EEE will be set off at face value with the respective EEE’s payables to the Purchasers.

The residual amount of outstanding EEE payables due to Pirelli group and CDTi group shall be paid by EEE within 3 days after the effective date of the signing of the assignment agreement mentioned above.

Effective on 30th November the services rendered under Schedules 7 (“Sales Support Service” from CDTI Sweden) and 9 (“Sales Support Service” from the Company to Pirelli & C. Eco Technology S,p.A, now Pirelli Ambiente s.r.l,) of the Service Agreement dated 1st April 2013 (“Service Agreement”) shall be terminated and invoicing of the residual amounts due shall be dated on 30th November and paid in advance within 9th December;

Effective from 1st December 2013:

•       the consideration due under Schedule 5 (“Account and book keeping”) of the Service Agreement shall be equal to Euro 12,500 euro plus VAT for the services rendered in December 2013, and will be equal to Euro 5,000 plus VAT per month from 1st January 2014 up to the liquidation date;

•       the consideration for the services rendered under Schedule 1; 2 and 4 ( “In house legal service”; ”IT Service management”; “Tax and Fiscal services”) of the Service Agreement for the period from 1st December 2013 up to liquidation shall be equal respectively to Euro 417 per month; Euro 667 per month and Euro 833 per month;

•       the amounts due for the above services rendered during December 2013 shall be invoiced on November 30th, and paid in advance within 9th December.

Effective on 31st December 2013 the services rendered under Schedule 3 (“Management Accounts”) and Schedule 6 (“Personnel Administration”, “Employees payroll time management compensation and benefits administration”) of the Service Agreement shall be terminated; invoicing of the residual amounts due shall be made on 30th November and payment of the amounts due up to 31st December shall be made in advance within 9th December 2013.

If any of the services provided by any of the Shareholders are required beyond 31st December 2013, the Shareholder shall invoice, at the agreed upon rates, for such services at the beginning of the month and payment shall be made within the same month.

The services rendered under Schedule 8 of the Service Agreement have been previously terminated and settled by the Shareholders.

In relation to the rental agreement between EEE and Pirelli Tyre SpA for offices space, such agreement shall be terminated effective from 31st December 2013 and the invoicing of any amount due by EEE up to termination, shall be made on 30th November and paid in advance within 9th December 2013.

In relation to the Supply contract between Pirelli & C Eco Technology Ro srl and CDTi Inc., listed in Exhibit B of the JV Agreement, the Parties agree to add in article 9 “Miscellaneous” the following sentence:

“In case Pirelli Ro decides to stop its existing filter production for automotive, Pirelli Ro shall be entitled to terminate the Agreement communicating in writing to CDTi such decision at least six month before the actual stop of the production and consequent termination.”

Each Shareholder undertakes to supply pro-rata funds necessary for having the liquidation balance sheet positive for at least Euro 10.000 through pro rata shareholders payment in account for future capital increase. However, as a contribution to the settlement of certain labor matters, it’s understood that Pirelli shall make an additional amount of Euro 32,000. According to the preliminary budget for liquidation CDTI will transfer Euro 142,000 and Pirelli Euro 174,000 to be credited in the Company bank account within November 28th 2013.

2.                  BONUS

In consideration the activities to be made by Pirelli in taking care of the liquidation process CDTI shall pay a fee of Euro 16,200 to Pirelli. Such payment shall be made within 9 of December 2013.

3.                  TIMETABLE

The shareholders meeting will be held the 21st of November 2013 to put the company in liquidation and to appoint Mr. Daniele Fossati as liquidator of the Company.

4.                  MISCELLANEOUS

The Shareholders will jointly review all the documentation related to EEE’s payments to the Shareholders to confirm that they have been made in accordance with the agreements reached between the Parties.

The E3 trademark shall be sold to Pirelli against a consideration equal to its book value of Euro € 1.0.

The Shareholders shall notify to EEE’s customers that purchase agreements for goods sold by EEE will be transferred to the manufacturer (Pirelli RO or CDTi Sweden).

The Parties agree that the board of directors shall approve the payment of a bonus of Euro 15,000 to the general manager of EEE for all activities and commercial efforts made in relation to the start-up of the company.

Should the terms and conditions of this letter meet with your approval, we would be grateful if you could return one of the two originals, duly counter-signed on the last page and initialled on all other pages.

Regards,

/s/ Giorgio Luca Bruno

Pirelli & C. Ambiente srl

Represented by Giorgio Luca Bruno

By counter-signing this letter, I confirm my acceptance of the terms and conditions set forth herein.

/s/ Craig Breese

Clean Diesel Technologies, Inc.

Represented by Craig Breese

Milan, xx December, 2013

RE: DEED OF ASSIGMNENT OF CREDITS

Dear Sirs

Following our previous discussions and agreements, please find attached our proposal in relation of the Deed of assignment of credits.

…………………

DEED OF ASSIGMNENT OF CREDITS between

ECO EMISSION ENTERPRISE s.r.l., a company incorporated under the laws of Italy, with registered office in Milan, via Piero e Alberto Pirelli n° 27, (hereinafter referred to as the “Assignor”),

 And

                                     , a company incorporated under the laws of __________, with registered office in _________________, VAT n. ______________(hereinafter referred to as the “Assignee”), hereby represented by ______________________.

WHEREAS

-            The Assignor has trade receivables towards customers involved with the Assignee business;

-            the Assignee represented its interest to purchase the Credit from the Assignor, which represented its interest to sell it.

THIS BEING STATED, IT AGREED AS FOLLOWS

1.          Recitals form a substantial part of the agreement hereof.

2.          The Assignor sells and assigns “pro solute” to the Assignee, which purchases and gets assigned, the following receivables  (“the Credit”) at their face value.

N° invoice number Euro amount

…

…

……

…..

The overall price and consideration for the purchase and assignment of the Credit is equal to [*] (the Price); no VAT shall, be applied as per art .2 comma 3 lett a)D.P.R 633/72.

The Parties agree that the Price due by the Assignee shall be set of with an equal amount of Assignor payables due to the Assignee at their face value and outstanding at the date hereof.

 3.          The Assignor guarantees to the Assignee the existence and pay ability of the Credit and represents that the Credit is not burdened with seizures, pledges or liens of any nature whatsoever, and that it has not been previously transferred to any third party. The Assignor represents and guarantees to the Assignee that it has the exclusive and full ownership of the Credit.

4.           It understood that transfer of the Credit ownership is effective since the date hereof.

5.           The Assignor undertakes to cooperate with the Assignee, in compliance with the terms and conditions which will be agreed from time to time between the parties, for the completion of any formality which will be necessary in order to serve to the Assigned Debtor the communication of the agreement hereof.

6.           The parties agree that the agreement hereof is governed by the Italian law.

7.           Expenses and charges, including registration tax, shall be borne by the Assignee.

Should the terms and conditions of this letter meet with your approval, we would be grateful if you could reply in your letterhead reproducing entirely its content.

Date - Place

______________________

COMMUNICATION

Following the decision of Pirelli & C. Ambiente Srl and his partner Clean Diesel Technology Inc. (CDTi) to voluntary dissolve their joint venture Eco Emission Enterprise (E3), Pirelli & C Eco Technology RO S.R.L. will resume all its activities including selling to customers and to distributors in relation to Diesel Particulate Filters (DPF).

In this regard starting from Monday 25 November 2013 all your requests and orders for Diesel Particulate Filters shall be directly sent to PIRELLI & C. ECO TECHNOLOGY   RO SRL., using the following contacts:

Porumbel Ana Georgiana – georgiana.porumbel@pirelli.com

Tel. +4070588801 / +40253208418

Mircea Dafinescu Vasiliana – vasiliana.mirceadafinescu@pirelli.com

Tel. +40730588828 / +40253208422

Fax: + 40 372 704 651

Orders received before 23rd November related to goods not shipped by the 30th November shall be transferred to Pirelli Eco Technology RO Srl.

From now on any request, enquiry, support for DPF sold by E3 shall be addressed to Pirelli Eco Technology RO S.R.L.

Please, continue to pay all outstanding invoices to the E3 account as you have been paying up until now.

For further questions or concerns please don’t hesitate to contact us.

November 22, 2013

Information about changes in the CDTi European sales organization

Following the press release on November 12 by Clean Diesel Technology Inc. (CDTi) and its partner Pirelli to voluntary dissolve their joint venture Eco Emission Enterprise (E3), see attached, CDTi has decided to resume the operations in Europe in a similar manner as conducted prior to the joint venture.

This means for us here at CDTi Sweden AB (before Unikat AB and Engine Control Systems) that we will resume selling products direct to distributors, OEM’s and the end customer effective Monday, 25 November, 2013.

For you, as our customer or distributor, it will mean that orders should be placed to CDTi Sweden direct. We CDTi will then confirm the order and ship the goods as before from our storage in Malmö, Sweden to the delivery address you have requested. The invoice will be issued from CDTI and paid to the CDTi bank account as before.

There will be no changes to your prices, payment conditions etc.

As you can understand this change will require us to transfer a number of orders already placed from E3 to CDTi. I hope that this doesn’t cause you too many problems. When this is done we will inform you separately and also send you a new order confirmation.

From now on any request, enquiry, support for products sold by E3 shall be addressed to CDTi Sweden.

Please, continue to pay all outstanding invoices to the E3 account as you have been paying up until now.

If you have any further questions or concerns please don’t hesitate to contact us.

Best regards and look forward to a continued good cooperation.